Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.333-172776) of Fibrocell Science, Inc. of our report dated April 1, 2013, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP

Houston, Texas

April 1, 2013